UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 3, 2025

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way,	Fort Myers,	Florida	33912
(Address of principal executive offices)			(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 10, 2025, NeoGenomics, Inc. (the “Company”) announced that Christopher Smith, the Company’s Chief Executive Officer and a member of the Company’s board of directors (the “Board”), will retire effective April 1, 2025 and will continue as a special advisor to the Company. The retirement was mutually agreed between Mr. Smith and the Board on January 3, 2025, the terms of which are provided in a letter agreement, dated as of January 8, 2025 (the “Letter Agreement”), providing for Mr. Smith’s continued services as an Officer and Director through April 1, 2025. The Letter Agreement provides that upon Mr. Smith’s retirement, he will be eligible for (i) a pro-rated portion of his 2025 Target Bonus (as such term is defined in his employment agreement with the Company, dated August 15, 2022), (ii) the acceleration of the vesting of 265,452 of his shares of restricted stock that would otherwise become vested on August 15, 2026, and (iii) the extension of the time to exercise all of his non-qualified stock options to 12 months from a Separation from Service (as such term is defined in his stock option agreements). In addition, the Letter Agreement provides that Mr. Smith will enter into a Special Advisor Agreement with the Company (the “Special Advisor Agreement”) upon his retirement. The Special Advisor Agreement provides that Mr. Smith will serve as a special advisor to the Company’s Chief Executive Officer until February 26, 2027 in exchange for a fee of $23,913 per month.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement and the Special Advisor Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

On January 10, 2025, the Company announced the appointment of Tony Zook to replace Mr. Smith as Chief Executive Officer effective April 1, 2025. Mr. Zook has served as an independent member of the Board since June 2023. Most recently, Mr. Zook served as a Partner with Lucius Partners, a specialized healthcare consultancy providing financial, strategic, product development and operational insights to emerging biopharmaceutical and medical device companies across multiple therapeutic areas. He also brings significant experience as a brand and marketing executive, specializing in managing the interface between commercial operations and research and development. Prior to his extensive consulting work and serving as CEO of Innocoll Pharmaceuticals, Mr. Zook was Executive Vice President of Global Commercial Operations at AstraZeneca (AZ), where he held global P&L responsibility for all of AZ's brands and markets representing in excess of $30 billion in revenues. Under his leadership, AZ commercialized several brands in excess of $1 billion in sales. Mr. Zook was also responsible for MedImmune, AZ's global biologics business, and chaired the Commercial Investment Board, which identified and approved critical investments company-wide.

In connection with his appointment as Chief Executive Officer, the Board agreed that Mr. Zook’s annual base salary will be $850,000 to begin on April 1, 2025, and a target annual incentive bonus of 100% of annual salary based on Mr. Zook’s performance and/or the Company’s performance against goals established by the Board or the Compensation Committee thereof. In addition, Mr. Zook will be eligible to receive annual equity incentive awards with an aggregate target value of approximately $8,000,000, to be granted at the discretion of the Compensation Committee. The Company has not finalized its employment agreement with Mr. Zook and will file an amendment to this report within four business days of the finalization of the same.

Item 7.01	Regulation FD Disclosure.
On January 10, 2025, the Company issued a press release announcing Christopher Smith’s retirement as the Company’s Chief Executive Officer and the appointment of Tony Zook as the Chief Executive Officer, the entire text of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and herein are deemed to be furnished and shall not be deemed to be filed.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

	10.1	Letter Agreement between NeoGenomics, Inc. and Christopher Smith, dated January 8, 2025.
	10.2	Special Advisor Agreement between NeoGenomics, Inc. and Christopher Smith, effective April 1, 2025.
	99.1	Press Release of NeoGenomics, Inc., dated January 10, 2025.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

Date:	January 10, 2025	By:	/s/ Jeffrey S. Sherman
		Name:	Jeffrey S. Sherman
		Title:	Chief Financial Officer